Exhibit 99.1

Ascent Solar To Present At The H.C. Wainwright 24th Annual Global Investment Conference; Announces New Corporate Presentation

THORNTON, CO, September 12, 2022 (GLOBE NEWSWIRE) – via NewMediaWire – Ascent Solar Technologies, Inc. (NASDAQ: ASTI), a developer and manufacturer of state-of-the-art, lightweight and flexible thin-film photovoltaic (PV) solutions (“Ascent Solar”, “Ascent” or the “Company”), announced today that Mr. Victor Lee, President & CEO of Ascent Solar, will be presenting virtually at the H.C. Wainwright 24th Annual Global Investment Conference (the “Conference”) to be held on September 12 – 14, 2022.

The in-person venue for the event is the Lotte Palace Hotel in New York City. Virtual participation will be staged simultaneously with over 500 company presentations scheduled as a live feed or available on-demand.

If you are a professional investor and would like to listen to the Company’s presentation, please click on the following link (https://hcwevents.com/annualconference) to register for the conference.

In connection with its participation at the Conference, the Company intends to present an updated corporate presentation. A copy of the updated corporate presentation will also be made available to the public on the Company’s website here: www.AscentSolar.com/ir-events-presentations.html.

ABOUT ASCENT SOLAR TECHNOLOGIES, INC:

Ascent Solar Technologies, Inc. is a developer of thin-film photovoltaic modules using flexible substrate materials that are more versatile and rugged than traditional solar panels. Ascent Solar modules were named as one of the top 100 technologies by R&D Magazine, and one of TIME Magazine's 50 best inventions. The technology described above represents the cutting edge of flexible power and can be directly integrated into consumer products and off-grid applications, as well as other aerospace applications. Ascent Solar is headquartered in Thornton, Colorado, and more information can be found at www.AscentSolar.com.

Forward Looking Statements:

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the Company's actual operating results to be materially different from any historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe these risks and uncertainties, readers are urged to consider statements that contain terms such as "believes," "belief," "expects," "expect," "intends," "intend," "anticipate," "anticipates," "plans," "plan," to be uncertain and forward-looking. No information in this press release should be construed as any indication whatsoever of our future revenues, stock price, or results of operations. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's filings with the Securities and Exchange Commission.

Ascent Solar Technologies

Investor Relations: IR@AscentSolar.com